Nicor Inc.
                                                                 Form 8-K
                                                                 Exhibit 99.1

   NEWS RELEASE

   FOR IMMEDIATE RELEASE          FOR MORE INFORMATION
   January 15, 2004               Contact:  Mark Knox, re: N-907
                                            630 305-9500, ext. 2529


   NICOR APPOINTS NEW DIRECTOR

   Naperville, IL - Nicor Inc. (NYSE: GAS) today announced the appointment of a new director, Russ M. Strobel to the board of directors. Mr. Strobel was also appointed to the board of directors of the company's principal subsidiary, Nicor Gas. Strobel is the president of Nicor Inc and the president and chief executive officer of Nicor Gas.

   Strobel began his career with Nicor in December 2000 as senior vice president, general counsel and secretary. In February 2002, Strobel became executive vice president with the additional responsibility for diversified ventures. In October of the same year, he was promoted to president of Nicor Inc. and Nicor Gas. In December 2003, Strobel assumed the additional responsibilities of chief executive officer of the company's largest entity Nicor Gas.

   Prior to Nicor, Strobel was a partner with the law firms of Jenner & Block, and Friedman & Koven. He received a Bachelor of Arts degree from Northwestern University in 1974, and earned his juris doctor, magna cum laude in 1977 from the University of Illinois, where he was elected to the Order of the Coif.

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Strobel is a member of the American, Illinois and Chicago Bar Associations. He
is vice chair of the Gas Committee of the Public Utility, Communications and Transportation Law Section of the American Bar Association, and serves on the Judicial Evaluation Committee of the Chicago Bar Association. He is a director of the American Gas Association and the United Service Organizations (USO) of Illinois, Inc., and is a trustee of the Gene Siskel Film Center at the School of the Art Institute of Chicago.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.